Nicor Inc.
                                                                      Form 10-Q
                                                                  Exhibit 10.06


                 IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS
                      COUNTY DEPARTMENT, CHANCERY DIVISION

IN RE NICOR INC. SHAREHOLDER        )     No. 02 CH 15499
DERIVATIVE LITIGATION               )
                                    )     Honorable Sophia H. Hall
                                    )     Judge Presiding.
                                    )

                    STIPULATION AND AGREEMENT OF SETTLEMENT

      The Settling Parties,1 by and through their undersigned attorneys, hereby enter into the following Stipulation and Agreement of Settlement (the "Settlement" or "Stipulation"), dated as of February 16, 2005, subject to the approval of the Court.
                                    RECITALS
      WHEREAS, on or after August 23, 2002, the Plaintiffs filed derivative actions in the Circuit Court of Cook County, Illinois (the "Court") on behalf of Nicor Inc., which is named as a nominal party, against the Settling Defendants, entitled Charles Dolnick v. Robert M. Beavers, et al., No. 02 CH 15499, Kokeng Tan v. Thomas L. Fisher, et al., No. 02 CH 16477, and Joseph Pirolli v. Thomas L. Fisher, et al., No. 02 CH 17642, alleging claims against the Settling Defendants for breach of fiduciary duty and various other causes of action; and
      WHEREAS, by Order dated December 27, 2002, the Court consolidated these derivative actions into a single consolidated action captioned as In re Nicor Inc. Shareholder Derivative Litigation, No. 02 CH 15499 (the consolidated action is referred to herein as the "Action"); and
      WHEREAS, On February 26, 2003, Defendants moved to dismiss, based on Defendants' contention that Plaintiffs had not adequately pled "demand futility," which is required in a shareholder derivative action; and

_______________________
1 All capitalized terms not otherwise defined shall carry the meaning as set forth in Section 1 below.
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


      WHEREAS, on March 12, 2003, pursuant to Plaintiffs' motion, the Court granted Plaintiffs leave to amend the complaint and Plaintiffs' Consolidated Second Amended Derivative Complaint was filed on April 15, 2003; and
      WHEREAS, on May 8, 2003, Defendants filed a motion to dismiss Plaintiffs' Consolidated Second Amended Derivative Complaint, again based on demand futility; and
      WHEREAS, Plaintiffs served a discovery request on May 30, 2003 and on July 9, 2003, pursuant to Defendants' motion, the Court entered an Order staying discovery while defendants' motion to dismiss was pending; and
      WHEREAS, Defendants' motion to dismiss Plaintiffs' Consolidated Second Amended Derivative Complaint was fully briefed and oral argument was presented on July 22, 2003, after which the Court took the matter under advisement; and
      WHEREAS, on October 7, 2003, the Court delivered its ruling in open court, granting Defendants' motion to dismiss and, pursuant to Plaintiffs' oral motion, and over Defendants' objection, the Court granted Plaintiffs leave to file an amended complaint; and
      WHEREAS, on November 7, 2003, the Plaintiffs filed their Consolidated Third Amended Complaint for Breach of Fiduciary Duty and Unjust Enrichment; and
      WHEREAS, on December 8, 2003, Defendants again moved to dismiss based on the issue of demand futility, Defendants' motion was fully briefed thereafter, oral argument was presented on January 20, 2004, and the Court took the matter under advisement; and
      WHEREAS, on March 26, 2004, the Court delivered its ruling in open court, denying Defendants' motion to dismiss Plaintiffs' Consolidated Third Amended Derivative Complaint and lifted the prior Order staying discovery; and

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      WHEREAS, Plaintiffs' Co-Lead Counsel and their designees have investigated the claims and allegations asserted in the Action, as well as the facts and circumstances relevant to the Action; and
      WHEREAS, Plaintiffs' Co-Lead Counsel and their designees have closely monitored relevant regulatory proceedings (before the Illinois Commerce Commission) and related litigation (Singer v. Nicor, Inc., No. 02 C 5168,
N.D. Ill.) and have continued to research the law and facts underlying the claims asserted; and
      WHEREAS, the parties executed an Agreed Protective Order, which was approved and entered by the Court on April 12, 2004, and, shortly thereafter, Defendants produced a copy of over 100,000 documents that had been produced in Singer; and
      WHEREAS, Defendants filed an Answer on May 14, 2004;
      WHEREAS, after the Court's ruling sustaining the complaint, Defendants argued that discovery should be bifurcated with discovery initially limited to evidence regarding demand futility, and Defendants also indicated that they intended to raise the issue of demand futility again, in a future motion for summary judgment; and
      WHEREAS, on June 15, 2004, pursuant to the Court's Order, the parties simultaneously submitted Case Management proposals and memoranda with respect to Defendants' motion to bifurcate and limit discovery, on June 18, 2004, the parties presented oral argument regarding discovery during an extended Case Management Conference and, on June 18, 2004, the Court ruled that Defendants must produce all "readily available discovery," i.e., the discovery already produced in the related proceedings (i.e., Singer, the ICC proceedings and an SEC investigation), plus the minutes, agendas and documents related to meetings of Nicor's Board and its committees; and

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      WHEREAS, in June 2004, Defendants produced documents related to meetings of the Board of Directors and its committees and in July 2004, Defendants produced approximately 30 boxes of documents from the related proceedings (ICC proceedings and SEC investigation); and
      WHEREAS, Defendants declined to produce other discovery from the ICC proceedings based on a "Proprietary Agreement," i.e., Protective Order, covering "confidential" documents produced in the ICC proceedings; and
      WHEREAS, in response, Plaintiffs obtained an Order entered on October 20, 2004, by the ALJs in the ICC proceedings granting Plaintiffs' request for access to the discovery from the ICC proceedings that Defendants were withholding; and
      WHEREAS, thereafter, Defendants produced thousands of additional documents, including transcripts from depositions taken in the ICC proceedings and notes from interviews conducted during an investigation of the conduct related to Plaintiffs' allegations; and
      WHEREAS, in total, the discovery produced consisted of over 170,000 pages of documents, including transcripts from 17 depositions; and
      WHEREAS, beginning in April 2004, the parties engaged in settlement discussions; and
      WHEREAS, on April 27, 2004, Nicor issued a press release announcing a $29 million settlement with its primary Directors and Officers Insurance Policy carrier, including the following statement:

      The $29 million is to be used to satisfy company directors' and officers' liabilities and expenses associated with claims asserted against them in a securities class action [Singer], a shareholder derivative action, or related matters, with any remaining balance to be paid to the company....
      The company also continues to seek recovery from its other D&O insurance carrier for additional amounts in connection with the same matters.

      WHEREAS, in May 2004, Plaintiffs presented Defendants with a formal written demand and in November 2004, the parties agreed to enter into mediation and thereafter, Defendants presented a formal written counter-offer to Plaintiffs' previous proposal; and

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      WHEREAS, as part of the parties' agreement to enter into mediation, they also agreed that there would be no new discovery, including depositions; and
      WHEREAS, on January 11, 2005, the parties and their counsel participated in a full-day mediation and arm's length negotiation in Chicago, facilitated by Eric Green, a highly regarded and experienced independent mediator who is also a Professor at Boston University School of Law, and founder of the Boston-based mediation firm, Resolutions, LLC; and
      WHEREAS, at the end of the January 11, 2005 mediation session, the parties entered into an agreement, the terms of which were thereafter incorporated (following negotiations) into a "Term Sheet" that was approved by Nicor's Board of Directors on January 20, 2005; and
      WHEREAS, on January 25, 2005, Nicor issued a press release announcing that a settlement had been reached, subject to court approval, and outlining its terms; and
      WHEREAS, the Settling Defendants vigorously deny each and every one of the claims and contentions alleged by Plaintiffs in the Action and expressly deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts, or omissions alleged, or that could have been alleged, in the Action, including, but not limited to any claims that the Settling Defendants breached their fiduciary duties to Nicor or its Shareholders, and any claims that the Settling Defendant unjustly enriched themselves at the expense or detriment of Nicor or its Shareholders. Each of the Settling Defendants further asserts that at all material times, he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of Nicor and its Shareholders. This Stipulation shall not be construed or deemed to be an admission by any Settling Defendant of any liability or wrongdoing; and
      WHEREAS, the Action has been vigorously litigated by the Settling Parties for over two years and Plaintiffs' Co-Lead Counsel and their designees vigorously pursued their investigation and the discovery supporting their claims; and

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       WHEREAS, Plaintiffs believe that the claims asserted in the Action have merit, they also believe that the Settlement provided for herein is fair, reasonable, adequate, and proper because it provides substantial benefits to the Company and its stockholders when weighed against the attendant risks of continued litigation, including the possibility that the Court would determine that the Action was not properly brought as a derivative action or that the Settling Defendants had not breached their fiduciary duties; and
      WHEREAS, the Nicor Board of Directors has approved the terms of this Settlement and has concluded that it is in the best interests of the Company;
      NOW THEREFORE, in consideration of the promises and agreements, covenants, representations, and warranties set forth herein, intending to be legally bound;
      IT IS HEREBY STIPULATED AND AGREED, by and among the Settling Parties, that this Action and all Released Claims are settled and compromised and that the Action shall be dismissed with prejudice and without costs, subject to approval of the Court pursuant to 805 ILCS 5/7.80(c), on the following terms and conditions:
                             ADDITIONAL DEFINITIONS

      1. The following additional definitions shall apply in this Stipulation:
           (a) "Final Judgment" means that judgment to be entered by the Court, substantially in the form of Exhibit C hereto, approving the Settlement, dismissing the Action with prejudice and without costs to any party except as provided herein, releasing all Released Claims.
           (b) "Plaintiffs" means Charles Dolnick, Kokeng Tan and Joseph
      Pirolli.
           (c) "Plaintiffs' Co-Lead Counsel" means Robert D. Allison & Associates, Emerson Poynter LLP, and Robbins Umeda & Fink LLP.

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           (d) "Plaintiffs' Co-Liaison Counsel" means David B. Kahn & Associates and the Law Office of Patrick J. Sherlock.
           (e) "Settling Defendants" means Robert M. Beavers, Bruce P. Bickner, John H. Birdsall III, Thomas A. Donohoe, Thomas L. Fisher, John E. Jones, Dennis J. Keller, William A. Osborne, John Rau, John F. Riordan, Patricia
      A. Weir, and Kathleen L. Halloran.
           (f) "Released Parties" means the Settling Defendants and each of their respective agents, insurers, attorneys, advisors, successors, heirs, assigns, executors, personal representatives, and immediate families.
           (g) "Released Claims" means any and all claims, rights, demands, causes of action, suits, matters, and issues of every kind and nature whatsoever, including, but not limited to, those arising under contract, statute, or common law, that have been or could have been asserted by Nicor or by Shareholders suing derivatively on behalf of Nicor (i) in Plaintiffs' Consolidated Third Amended Complaint or (ii) based on the facts, transactions, or occurrences (including omissions) alleged in any of the complaints filed in this Action.
           (h) "Settlement Effective Date" means the date upon which the Final Judgment is no longer subject to appeal or review (or further appeal or review), whether by exhaustion of any possible appeal, lapse of time, or otherwise.
           (i) "Settling Parties" means Plaintiffs, the Settling Defendants, and Nicor.
           (j) "Nicor" or the "Company" means Nicor Inc. and its subsidiaries and affiliates.
           (k) "Shareholder" means a current holder of Nicor common stock as of the date that the Notice described below in paragraph 10 is mailed.

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                         SCOPE AND EFFECT OF SETTLEMENT

      2. The obligations incurred pursuant to this Stipulation shall be in full and final disposition of any and all Released Claims against all Released Parties.
      3. Upon the Settlement Effective Date, Plaintiffs, on behalf of themselves, Nicor, any other Shareholder, and each of their heirs, executors, administrators, successors, and assigns and any person they represent, and Nicor shall release and forever discharge the Released Parties for the claims asserted in the Action, and shall forever be enjoined from prosecuting, each and every Released Claim against any of the Released Parties. By expressly releasing and forever discharging all Released Claims against the Released Parties, Plaintiffs, Shareholders, and Nicor expressly waive any and all provisions, rights, and benefits conferred by ss. 1542 of the California Civil Code which provides:

         A general release does not extend to claims which the creditor does not know or suspect exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

and any other law of any jurisdiction (domestic or foreign), or principle of common law, which is similar, comparable, or equivalent to said provision.
      4. Upon the Settlement Effective Date, each of the Settling Parties shall be deemed to have, and by operation of the Final Judgment shall have, fully, finally, and forever released, relinquished, and discharged each other, each Shareholder, Plaintiffs, and Plaintiffs' Counsel from all claims relating to, arising out of, or connected with the institution, prosecution, assertion, settlement, or resolution of the Action and/or the Released Claims.

                             TERMS OF THE SETTLEMENT

      5. Subject to the provisions hereof, within five business days after the Settlement Effective Date, the Corporate Governance Guidelines adopted by the Board of Directors of Nicor will be amended to provide that:

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         (a) a minimum of two-thirds of the Board of Directors shall be
      "independent," as defined therein, at all times;
         (b) the definition of "independence," as set forth in Section A.2. of the Corporate Guidance Guidelines, will be amended as follows: (i) the required period of non-employment by the Company, as set forth in Section A.2.ii., shall be increased from three years to five years; (ii) the limit on direct compensation from the Company (excluding Directors and committee fees and pensions or other forms of deferred compensation not contingent on continued services), as set forth in Section A.3.iii., shall be decreased from $100,000 to $75,000; and (iii) the required period of non-affiliation with the Company's auditors, as set forth in Section A.2.iv., shall be increased from three years to five years;
         (c) the lead partner on the Company's audit engagement will be rotated off the engagement within three years after the conclusion of the audit of the Company's 2004 financial statements and every three years thereafter;
         (d) Directors who are employed full-time will be limited to serving on a total of no more than five boards of publicly traded companies, while Directors who are retired will be limited to serving on a total of no more than seven boards of publicly traded companies (including the Nicor Board);
         (e) the required number of meetings of the independent directors in executive sessions and outside of the presence of management Directors and management, as set forth in Section C.4., shall be increased from one to three times per year. Such meetings shall be led by the Lead Outside Director;
         (f) the Chief Compliance Officer will make quarterly reports to the Board and to Nicor's General Counsel concerning Nicor and Nicor Gas' compliance with their

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      regulatory obligations to the Illinois Commerce Commission ("ICC") and the
      adequacy of their ICC disclosures. Specifically, the issues to be discussed include whether (i) all of the information disclosed is accurate and (ii) if there is any additional information that the ICC might reasonably want to know that is related to the activities under the ICC's regulatory authority;
         (g) as part of the Directors' orientation and continuing professional development, as set forth in Section F, the current Directors will receive additional training on regulatory compliance and accounting issues. This additional training will be added to the orientation program provided to new Directors; and
         (h) the provisions set forth in paragraphs (a)-(g) above shall remain in effect for a minimum of three years from the Settlement Effective Date, after which time the Board of Directors shall have the discretion to alter them as it would any other corporate governance provisions in light of experience and circumstances. Notwithstanding the foregoing, nothing in this Settlement shall prevent the Company from altering these provisions at an earlier point in time if necessary to comply with New York Stock Exchange rules or regulations, Securities and Exchange Commission rules, regulations, or standards, or any other applicable law.
         6. The Settling Parties agree that the filing and prosecution of the Action was a meaningful factor in each of the following:
            (a) the implementation of changes in corporate governance policies and internal controls that Nicor has instituted since the derivative actions were filed in August 2002;

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            (b) personnel changes Nicor has made, including terminations, resignations, and the creation of new positions, since the derivative actions were filed in August 2002;
            (c) the $29 million paid into escrow on May 11, 2004 by the Settling Defendants' primary D&O insurer relating to its coverage obligation for (among other things) the settlement in Singer v. Nicor Inc., No. 02 C 5168 and the Action; and
            (d) the $4 million that the Settling Defendants' excess D&O insurer has agreed to pay to Nicor in connection with the settlement of this Action to settle certain claims asserted against the insurer arising out of both the Singer settlement and the settlement of the Action.
      7. Defendants agree to pay to the three Co-Lead Plaintiffs' Counsel for distribution to all Plaintiffs' counsel $3.5 million for attorneys' fees and reimbursement of all expenses incurred in the Litigation as a unitary part of the settlement, such payment to be made out of insurance proceeds within five business days after the Settlement Effective Date; however, if there are no objectors to any aspect of the Settlement, such payment shall be made within five business days after the Court's entry of a final order in substantially the form attached hereto as Exhibit C approving the Settlement, subject to the agreement of Co-Lead Plaintiffs' Counsel to reimburse the Company for the amounts paid, including any interest Co-Lead Plaintiffs' Counsel have earned on those amounts, in the event that the settlement is challenged and overturned on appeal. If there are any disputes over the distribution or allocation of attorneys' fees and/or expenses between or among Plaintiffs' Counsel, those disputes shall be mediated, but if not resolved, decided by the Court.

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      8. After the Settlement Effective Date and after the payment required by paragraph 7 hereof has been made, the escrow established in connection with the $29 million payment from the Settling Defendants' D&O insurer, referred to above, shall be terminated and the balance in that escrow account shall be transferred to Nicor.
                                     NOTICE

      9. Notice, in substantially the form annexed hereto as Exhibit A, shall be mailed by United States mail, postage pre-paid, no more than seven (7) days after entry of the Preliminary Approval Order to all persons who hold Nicor common stock as of the mailing date, as set forth in the records maintained by or on behalf of Nicor, at their respective addresses set forth in such records. Nicor shall use reasonable efforts to give notice of the Fairness Hearing to beneficial owners of shares by making additional copies of the notice available to any record holder requesting them for distribution to beneficial owners. Nicor shall be solely responsible for the cost of providing Notice.

                              PRELIMINARY APPROVAL

      10. As soon as practicable after execution of this Stipulation, the Settling Parties shall move the Court for preliminary approval of the Settlement. Counsel for the Settling Parties shall apply to the Court for an order substantially in the form set forth in Exhibit B hereto:
          (a) preliminarily approving the Settlement as fair, reasonable, and adequate to Nicor and its Shareholders;
          (b) setting March 29, 2005, at 2:00 p.m., as the date for a hearing (the "Fairness Hearing") to determine whether the proposed Settlement set forth herein should be finally approved as fair, reasonable, and adequate to Nicor and its Shareholders;
          (c) approving the form of notice set forth in Exhibit A hereto, distributed in the manner described in paragraph 9 of this Stipulation;

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          (d) finding that, as set forth in the Notice, any Shareholder may appear and show cause if he, she, or it has any information why the proposed Settlement of the Action should not be approved as fair, reasonable, and adequate, or why a judgment should not be entered thereon; provided, however, that, unless otherwise ordered by the Court, no Shareholder may appear at the Fairness Hearing or contest the approval of the terms and conditions of the Settlement unless his, her, or its objection or opposition, including the basis therefore, together with a sworn statement that the person or entity making the objection in opposition is a current Shareholder of Nicor, is made in writing, filed with the Court, and mailed by first-class mail postmarked no later than fourteen (14) days before the Fairness Hearing to Plaintiffs' Co-Lead Counsel, which will promptly provide copies of such documents to Counsel for the Settling Defendants and Nicor; and
          (e) finding that the distribution of the Notice as provided for in paragraph 9 of this Stipulation constitutes the best notice practicable under the circumstances and meets all of the requirements of due process and 805 ILCS 5/7.80(c).

                                 FINAL JUDGMENT

      11. Should the Court approve of the Settlement on the terms set forth in this Stipulation, a Final Judgment, substantially in the form annexed as Exhibit C hereto, shall be entered, among other things:
          (a) finding that the dissemination of the Notice as described above has been accomplished as directed and has provided the best notice practicable under the circumstances and has met all requirements of due process;
          (b) approving the Settlement as fair, reasonable, and adequate to Nicor and its Shareholders; and

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          (c) completely discharging, settling, dismissing with prejudice, releasing, and permanently barring and enjoining the assertion, prosecution, or continuation by or on behalf of Plaintiffs, Nicor, or any Shareholder of any Released Claim against each and every Released Party; provided, however, that the Final Judgment shall not bar any action or claim to enforce the terms of the Settlement as approved by the Court or the Final Judgment.

                      CONTINGENCIES, EFFECT OF DISAPPROVAL
                          OR TERMINATION OF SETTLEMENT

      12. This Settlement and the consideration therefor are given by the Settling Defendants in return for, and are contingent upon, a full and complete release of all Released Claims against all Released Parties, which release no longer may be challenged by Plaintiffs, any Shareholder, or Nicor.
      13. In the event that the Court or, in the event of an appeal, any appellate court having jurisdiction over the Action refuses to approve, or materially modifies this Stipulation or any order entered pursuant thereto, then counsel for any of the Settling Parties may terminate this Stipulation and the Settlement by giving counsel for all other Settling Parties written notice of the termination no later than ten (10) days following the date of the event giving rise to the right of termination.
      14. This Settlement and the obligations of the Settling Parties are conditioned upon and subject to:
          (a) entry of an order substantially in the form of Exhibit B preliminarily approving the Settlement;
          (b) entry of the Final Judgment substantially in the form of Exhibit C; and
          (c) the occurrence of the Settlement Effective Date.

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      15. In the event that this Stipulation is not approved by the Court, or such approval is reversed on appeal, or the Settlement provided herein is otherwise terminated as provided for herein, this Stipulation shall become null and void and of no further force and effect, and shall not be used or referred to for any purpose whatsoever. In such event, the Settling Parties shall move the Court for an order vacating all orders previously entered relating to this Stipulation, and this Stipulation and all negotiations and proceedings relating thereto shall be deemed to be without prejudice as to the rights of any and all parties hereto, who shall be restored, to the extent possible, to their respective positions existing as of the date this Stipulation is executed.

                         STIPULATION IS NOT AN ADMISSION

      16. Settling Defendants have denied, and continue to deny, that they have committed any breach of fiduciary duty or have been unjustly enriched, and have denied and continue to deny all allegations of wrongdoing or liability whatsoever with respect to the Released Claims, including any and all contested facts or claims alleged in the Action. Settling Defendants further deny that the Action was properly brought as a derivative action, or that Plaintiffs have shown that demand was excused.
      17. Neither this Stipulation nor any of its terms (nor any agreement or order relating thereto), nor any payment or consideration provided for herein, is or shall be construed as an admission by any of the Settling Defendants of any fault, wrongdoing, or liability whatsoever, or an admission by any of the Plaintiffs of any lack of merit of their claims against the Settling Defendants. Neither this Stipulation nor any of its terms (nor any agreement or order relating thereto), nor any payment or consideration provided for herein, shall be deemed or offered or received in evidence in any civil, criminal, administrative, or other proceeding or utilized in any manner whatsoever, including as a presumption, a concession, or an admission of any fault, wrongdoing, or liability whatsoever on the part of any Settling Defendant; provided, however,

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

that nothing contained in this paragraph shall prevent the Stipulation (or any agreement or order relating thereto) from being used, offered, or received in evidence in any proceeding to approve, enforce, or otherwise effectuate the Settlement (or any agreement or order relating thereto) or the Final Judgment, or in which the reasonableness, fairness, or good faith of the Settling Defendants in participating in the Settlement (or any agreement or order relating thereto) is at issue, or to enforce or effectuate provisions of this Settlement as to the Settling Parties.

                                  MISCELLANEOUS

      18. All counsel who execute this Stipulation represent and warrant that they have authority to do so on behalf of their respective clients.
      19. The Settling Parties and all signatories to this Stipulation agree to undertake and to use their best efforts, including all steps contemplated by this Stipulation and any other steps and efforts that may become necessary by order of the Court or otherwise, to effectuate this Stipulation and the Settlement contemplated hereunder.
      20. This Stipulation (including exhibits hereto, agreements referenced herein, and documents executed pursuant to the foregoing) contains the entire agreement among the Settling Parties with respect to the subject matter hereof and supersedes any prior written or oral agreements, representations, warranties, or statements. No representation, warranty, or inducement has been made to any party concerning this Stipulation other than the representations, warranties, and covenants contained herein. This Stipulation may not be altered, modified, or amended, or any of its provisions waived, unless by a writing executed by counsel for all the Settling Parties hereto.
      21. Plaintiffs and Plaintiffs' Counsel expressly warrant that, in entering into this Stipulation, they relied solely upon their own knowledge and investigation, and not upon any

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promise, representation, warranty, or other statement by the Settling Defendants not expressly contained herein.
      22. This Stipulation may be executed in one or more counterparts, all of which shall be considered the same as if a single document shall have been executed, and shall become effective when such counterparts have been signed by each of the Settling Parties and delivered to each of the other Settling
Parties.
      23. Upon prior notice to the Court and after approval by the Court, the Settling Parties may agree to reasonable extensions of time to carry out any of the provisions of this Stipulation, as contemplated in the attached exhibits, incorporated herein by reference.
      24. The failure of any Settling Party to enforce at any time any provision of this Stipulation shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Stipulation or any part hereof or the right of any Settling Party thereafter to enforce each and every such provision. No waiver of any breach of this Stipulation shall be held to constitute a waiver of any other breach.
      25. The Court shall retain jurisdiction with respect to the enforcement of the terms of this Stipulation and the Settlement embodied herein.
      26. The section headings used throughout this Stipulation are for convenience only and shall not affect the interpretation or construction of this Stipulation.
      27. In the event that the Court or any other court is called upon to interpret this Stipulation, no one party or group of parties shall be deemed to have drafted this Stipulation, nor may any party offer in evidence or otherwise use, for purposes of suggesting any interpretation of this Stipulation, any prior drafts of this Stipulation.
      28. Nothing in this Stipulation, the Settlement, or the negotiations or proceedings relating to the foregoing is intended to be or shall be deemed to constitute a waiver of any

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applicable privilege or immunity, including without limitation, the accountants'
privilege, the attorney-client privilege, the joint defense privilege, or work product immunity.
      29. This Stipulation and the Settlement contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of Illinois and, to the extent required to obtain and enforce the complete release and injunction anticipated under paragraph 11 hereof, such foreign laws as may be applicable thereto.

Dated:  February 16, 2005

/s/ ROBERT D. ALLISON
-----------------------------
Robert D. Allison
Steven P. Schneck
Robert D. Allison & Associates
122 South Michigan Ave.
Chicago, Illinois 60603

/s/ SCOTT E. POYNTER
-----------------------------
John G. Emerson
Scott E. Poynter
Emerson Poynter LLP
2228 Cottondale Ave., Suite 100
Little Rock, AR 72202

/s/ MARC UMEDA
-----------------------------
Brian J. Robbins
Marc Umeda
Robbins Umeda & Fink LLP
610 West Ash Street
Suite 1800
San Diego, CA 92101

Co-Lead Counsel for Plaintiffs


David B. Kahn
David B. Kahn & Associates Ltd.
One Northfield Plaza
Suite 100
Northfield, Illinois 60093

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

Patrick J. Sherlock
11 South LaSalle Street
Suite 1600
Chicago, Illinois 60603

Co-Liaison Counsel for Plaintiffs


/s/ MICHELE ODORIZZI
-----------------------------
Hugh R. McCombs
Michele Odorizzi
Michael K. Forde
MAYER, BROWN, ROWE & MAW LLP
190 S. LaSalle Street
Chicago, Illinois 60603


Counsel for Individual Defendants Robert M. Beavers,
Bruce P. Bickner, John H. Birdsall III, Thomas A. Donahoe,
Thomas L. Fisher, John E. Jones, Dennis J. Keller,
William A. Osborn, John Rau, John F. Riordan Patricia A. Weir, and Kathleen L. Halloran


/s/ MICHAEL D. SHER
--------------------------------
Michael D. Sher
Maria J. Minor
NEAL, GERBER & EISENBERG LLP
Two North LaSalle Street
Suite 2300
Chicago, Illinois 60602


Counsel for Nicor Inc.

                                                                      Exhibit A


                      NOTICE OF HEARING ON PROPOSED SETTLEMENT
                         OF SHAREHOLDER DERIVATIVE ACTION

TO:   ALL PERSONS WHO PRESENTLY OWN NICOR INC. ("NICOR") COMMON STOCK

THIS NOTICE RELATES TO A PROPOSED SETTLEMENT OF A SHAREHOLDER DERIVATIVE ACTION AND CLAIMS ASSERTED THEREIN. SHAREHOLDER RIGHTS MAY BE AFFECTED BY THIS SETTLEMENT.

      This Notice is being provided pursuant to 805 ILCS 5/7.80(c) and an Order of the Circuit Court of Cook County, Illinois (the "Court"), following the execution of a Stipulation and Agreement of Settlement signed by the parties on February 16, 2005 (the "Stipulation"). The purpose of this Notice is to inform you of the proposed settlement (the "Settlement") of a shareholder derivative action and of the hearing to be held by the Court to consider the fairness, reasonableness, and adequacy of the Settlement. This Notice describes the rights you may have in connection with the Settlement. This Notice is not an expression of any opinion by the Court about the merits of any of the claims or defenses asserted by any party in the Action or the fairness, reasonableness, or adequacy of the Settlement.

      A Fairness Hearing will be held on March 29, 2005 at 2:00 p.m., before the Honorable Sophia H. Hall, at the Circuit Court of Cook County, Courtroom 2301, Richard J. Daley Center, 50 West Washington Street, Chicago, Illinois 60602, to
(i) determine whether the Settlement should be approved as fair, reasonable, and adequate and (ii) address any other matters that come before the Court.

I.    THE ACTION

      Beginning on August 23, 2002, three separate shareholder derivative actions were filed in the Court on behalf of Nicor Inc., which is named as a nominal party only. All three actions alleged that the Settling Defendants, who are officers and directors of Nicor, breached their fiduciary duties to Nicor, in connection with Nicor's financial reporting, Nicor Gas' initiation and implementation of its Gas Cost Performance Program during the years 1999-2002, and Nicor's supervision of its 50% ownership interest in Nicor Energy LLC. On December 27, 2002, the Court issued an Order consolidating the three actions pending in this Court. The consolidated action is referred to herein as the "Action."

      Over the past 2 1/2 years, Plaintiffs' Co-Lead Counsel and their designees thoroughly investigated the claims and studied more than 170,000 documents and 17 depositions. Multiple consolidated and amended complaints were filed, and the parties briefed and argued several motions on the pleadings and motions related to discovery. Numerous hearings were held in the Action involving motions to dismiss, status conferences, and discovery. On March 26, 2004, the Court denied Defendants' motion to dismiss Plaintiffs' Consolidated Third Amended Complaint, and ordered discovery to follow. Plaintiffs' Counsel committed substantial expenses and resources in developing the information and studying the documents produced. To that end, Plaintiffs' Co-Lead Counsel developed a detailed mediation statement for an experienced and independent mediator to assist the parties in negotiating the Settlement.

      If the Court approves the Settlement described herein, upon entry of the Final

Judgment and Order of Dismissal, the Action will be dismissed with prejudice.

II.   PLAINTIFFS' DISCOVERY, INVESTIGATION, AND RESEARCH

      Plaintiffs' Co-Lead Counsel and their designees have conducted an extensive investigation during the development and prosecution of the Action. This investigation has included, among other things, (i) undertaking pre-complaint investigation; (ii) researching applicable law with respect to the claims in the Action and the potential defenses thereto; (iii) monitoring the related proceedings and investigations and reviewing over 170,000 pages of documents and a total of 17 deposition transcripts; and (iv) reviewing the Minutes and Agendas from Nicor's Board of Directors' meetings, and other documents relating to the Board and its committees.

III.  SETTLING DEFENDANTS' POSITION REGARDING SETTLEMENT

      Settling Defendants vigorously deny each and every one of the claims and contentions alleged by Plaintiffs in the Action and expressly deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Action, including, but not limited to, any claims that the Settling Defendants breached their fiduciary duties to Nicor or its Shareholders. Each of the Settling Defendants further asserts that at all material times, he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of Nicor and its Shareholders.

IV.   PLAINTIFFS' POSITION REGARDING SETTLEMENT AND REASONS FOR
      THE SETTLEMENT

      As described above, Plaintiffs' Co-Lead Counsel and their designees have conducted an extensive investigation relating to the claims and underlying events alleged in the Action and the benefits that Nicor will realize pursuant to the Settlement of the Action. Further, Plaintiffs' Co-Lead Counsel have conducted numerous discussions and arm's length negotiations with counsel for Defendants with respect to a compromise and settlement of the Action with a view toward settling all of the issues in dispute and achieving the best relief possible for Nicor and its shareholders.

      In evaluating the reasonableness and fairness of the Settlement, Plaintiffs' Co-Lead Counsel weighed the likelihood of success on the claims asserted in the Action with the risks of continued litigation. While Plaintiffs' Co-Lead Counsel continue to believe that the claims asserted have substantial merit, Nicor and the Settling Defendants asserted and would continue to assert defenses that, if successful, could have precluded Plaintiffs from attempting to prosecute claims on Nicor's behalf. Further, even if Plaintiffs had prevailed on any dispositive motion, the Settling Defendants would have asserted legal defenses at trial that could have precluded Nicor from obtaining any recovery or other benefits as a result of the Action. Plaintiffs also recognized that even if a successful result was achieved at trial, such a decision would likely be appealed, adding further complexity, duration, and uncertainty to the proceedings in the Action.

      Plaintiffs' Co-Lead Counsel have concluded that the Stipulation terms are fair, reasonable, and adequate, and have agreed to settle the claims made in the Action, pursuant to the terms and provisions of the Stipulation, after considering (i) the substantial benefits that Nicor will receive from the Settlement; (ii) the attendant risks of the Action; and (iii) the desirability of permitting the Settlement to be consummated as provided by the terms of the Stipulation.

V.    CERTAIN DEFINITIONS USED IN THE STIPULATION AND THE NOTICE

      The Stipulation and this Notice use certain terms and phrases, which are defined as follows:

      1. "Final Judgment" means a judgment to be entered by the Court approving the Settlement, dismissing the Action with prejudice and without costs to any party, releasing all Released Claims, and enjoining Plaintiffs, Nicor shareholders, or Nicor from instituting, continuing, or prosecuting any action asserting one or more Released Claims.

      2. "Plaintiffs" means Charles Dolnick, Kokeng Tan, and Joseph Pirolli.

      3. "Plaintiffs' Co-Lead Counsel" means Robert D. Allison & Associates, Emerson Poynter LLP, and Robbins Umeda and Fink LLP.

      4. "Plaintiffs' Co-Liaison Counsel" means David B. Kahn & Associates and the Law Office of Patrick J. Sherlock.

      5. "Plaintiffs' Counsel" means Plaintiffs' Co-Lead Counsel and Plaintiffs' Co-Liaison Counsel.

      6. "Settling Defendants" means Robert M. Beavers, Bruce P. Bickner, John
H. Birdsall III, Thomas A. Donohoe, Thomas L. Fisher, John E. Jones, Dennis J. Keller, William A. Osborne, John Rau, John F. Riordan, Patricia A. Weir, and Kathleen L. Halloran.

      7. "Released Parties" means the Settling Defendants and each of their respective agents, insurers, attorneys, advisors, successors, heirs, assigns, executors, personal representatives, and immediate families.

      8. "Released Claims" means any and all claims, rights, demands, causes of action, suits, matters, and issues of every kind and nature whatsoever including, but not limited to, those arising under contract, statute, or common law, that have been or could have been asserted by Nicor or by Shareholders suing derivatively on behalf of Nicor (i) in Plaintiffs' Consolidated Third Amended Complaint or (ii) based on the facts, transactions, or occurrences (including omissions) alleged in any of the complaints filed in this Action.

      9. "Settlement Effective Date" means the date upon which the Final Judgment is no longer subject to appeal or review.

      10. "Nicor" or the "Company" means Nicor Inc. and its subsidiaries and affiliates.

      11. "Shareholder" means a current holder of Nicor common stock as of the date of the mailing of this Notice.

VI.   THE SETTLEMENT

      The Settlement has two parts. First, the Board of Directors has agreed to change the Corporate Governance Guidelines to make the following enhancements:

      (1) a minimum of two-thirds of the Board of Directors shall be "independent," as defined therein, at all times;

      (2) the definition of "independence," as set forth in Section A.2. of the Corporate Guidance Guidelines, will be amended as follows: (i) the required period of non-employment by the Company, as set forth in Section A.2.ii., shall be increased from three years to five years; (ii) the limit on direct compensation from the Company (excluding Directors and committee fees and pensions or other forms of deferred compensation not contingent on continued services), as set forth in Section A.3.iii., shall be decreased from $100,000 to $75,000; and (iii) the required period of non-affiliation with the Company's auditors, as set forth in Section A.2.iv., shall be increased from three years to five years;

      (3) the lead partner on the Company's audit engagement will be rotated off the engagement within three years after the conclusion of the audit of the Company's 2004 financial statements and every three years thereafter;

      (4) Directors who are employed full-time will be limited to serving on a total of no more than five boards of publicly traded companies, while Directors who are retired will be limited to serving on a total of no more than seven boards of publicly traded companies (including the Nicor Board);

      (5) the required number of meetings of the independent directors in executive sessions and outside of the presence of management Directors and management, as set forth in Section C.4., shall be increased from one to three times per year. Such meetings shall be led by the Lead Outside Director;

      (6) the Chief Compliance Officer will make quarterly reports to the Board and to Nicor's General Counsel concerning Nicor and Nicor Gas' compliance with their regulatory obligations to the Illinois Commerce Commission ("ICC") and the adequacy of their ICC disclosures. Specifically, the issues to be discussed include whether (i) all of the information disclosed is accurate and (ii) if there is any additional information that the ICC might reasonably want to know that is related to the activities under the ICC's regulatory authority; and

      (7) as part of the Directors' orientation and continuing professional development, as set forth in Section F, the current Directors will receive additional training on regulatory compliance and accounting issues. This additional training will be added to the orientation program provided to new Directors.

      These provisions shall remain in effect for a minimum of three years from the Settlement Effective Date, after which time the Board of Directors shall have the discretion to alter them as it would any other corporate governance provisions in light of experience and circumstances.

      Second, the Settling Defendants have acknowledged that the filing and prosecution of the Action was a meaningful factor in each of the following:

      (1) the implementation of changes in corporate governance policies and internal controls that Nicor has instituted since the derivative actions were filed in August 2002;

      (2) personnel changes Nicor has made, including terminations, resignations, and the creation of new positions, since the derivative actions were filed in August 2002;

      (3) the $29 million paid into escrow on May 11, 2004 by Nicor's primary D&O insurer relating to its coverage obligation for (among other things) the settlement in Singer v. Nicor Inc., No. 02 C 5168 and this Action; and

      (4) the agreement by Nicor's excess insurer to pay $4 million to settle certain claims asserted against the insurer arising out of both the Singer settlement and the settlement of the Action.

      After the Settlement Effective Date, the escrow referred to above will be dissolved and the amounts in that account will be paid to Nicor. After the payment of attorneys' fees described below, the Company should receive approximately $29.5 million.

VII.  ATTORNEYS' FEES AND EXPENSES

      The Settling Defendants have agreed to pay Plaintiffs' Counsel $3,500,000 in attorneys' fees and expenses, to be paid out of insurance proceeds. To date, Plaintiffs' Counsel have not been paid any fee by any party, nor have they been reimbursed for their out of pocket expenses.

VIII. NOTICE OF HEARING ON PROPOSED SETTLEMENT

      A Fairness Hearing will be held on March 29, 2005 at 2:00 p.m., before the Honorable Sophia H. Hall at the Circuit Court of Cook County, Courtroom 2301, Richard J. Daley Center, 50 West Washington Street, Chicago, Illinois 60602 (the "Fairness Hearing") to determine whether the Settlement should be approved as fair, reasonable, and adequate.

      The Court may adjourn the Fairness Hearing by oral announcement at such hearing or at any adjournment without further notice of any kind. The Court may approve the Settlement with or without modifications, enter a Final Judgment and Order of Dismissal, and order the payment of fees and expenses to Plaintiffs' Counsel without further notice of any kind.

IX.   THE RIGHT TO BE HEARD AT THE  FAIRNESS HEARING

      Any current Nicor shareholder may, but is not required to, enter an appearance in the Action and be represented by counsel of their choice and expense. Any current Nicor shareholder who objects to any aspect of the Settlement may appear and be heard at the Fairness Hearing. But in order to do so you must submit a written notice of objection, sent via first-class mail, postmarked on or before March 15, 2005, to the Clerk of the Court listed below and to one of the following Co-Lead Counsel for Plaintiffs:

CLERK OF COURT                    John E. Emerson
Richard J. Daley Center           Scott E. Poynter
Room 1001                         Emerson Poynter  LLP
50 West Washington                2228 Cottondale Ln
Chicago, IL 60602                 Suite 100
                                  Little Rock, AR 72202
                                  800-663-9817
                                  Co-Lead Counsel for Plaintiffs

                                  Robert D. Allison
                                  Steven P. Schneck
                                  Robert D. Allison & Associates
                                  122 S. Michigan Ave.
                                  Chicago, IL. 60603
                                  312-427-7600
                                  Co-Lead Counsel for Plaintiffs

                                  Marc M. Umeda
                                  Robbins, Umeda & Fink, LLP
                                  610 West Ash Street
                                  Suite 1800

                                  San Diego, CA 92101
                                  619-525-3990
                                  Co-Lead Counsel for Plaintiffs


      In order to object to the Settlement of the Action, the notice must demonstrate the objector's standing as a current Nicor shareholder, i.e., proof of ownership of Nicor common stock as of the date of the notice of objection. The notice of objection must also contain a sworn statement detailing the number of shares of Nicor stock that the current Nicor shareholder owns and that the shares were owned prior to the date of this Notice, and must set forth in writing: (i) the nature of and reasons for the objection; (ii) the name(s) of any witness(es) that the objecting current Nicor shareholder plans to present at the Fairness Hearing; and (iii) the nature of any testimony that the witness(es) will provide at the Fairness Hearing. Only current Nicor shareholders who have submitted written notices of objection in this manner will be entitled to be heard at the Fairness Hearing, although attendance at the Fairness Hearing is not necessary in order for an objection to be considered by the Court. Unless otherwise ordered by the Court, any current Nicor shareholders who do not make their objections to the Settlement in the manner provided above shall be deemed to have waived all objections and opposition to the fairness, reasonableness, and adequacy of the Settlement.

X.    DISMISSAL AND RELEASE

      If the Settlement is approved, the Court will enter a Final Judgment and Order of Dismissal which will dismiss the Action with prejudice pursuant to the terms of the Stipulation. The Final Judgment and Order of Dismissal will dismiss the Settled Claims with prejudice as to all Released Parties.

XI.   NOTICE TO PERSONS OR ENTITIES HOLDING RECORD OWNERSHIP ON
      BEHALF OF OTHERS

      Brokerage firms, banks and other persons or entities who are current Nicor shareholders in their capacities as record owners, but not as beneficial owners, are requested to promptly notify beneficial owners of this Notice.

XII.  EXAMINATION OF PAPERS

      This Notice is a summary and does not describe all of the details of the stipulation. For full details of the matters discussed in this Notice, you may desire to review the Stipulation filed with the Court, which may be inspected during business hours at the office of the Clerk of Court, Richard J. Daley Center, Room 802, 50 West Washington St., Chicago, Illinois, 60602.

DO NOT TELEPHONE THE COURT REGARDING THIS NOTICE.

IF YOU HAVE QUESTIONS, PLEASE CALL PLAINTIFFS' CO-LEAD COUNSEL AT THE PHONE NUMBERS LISTED ABOVE.

DATED:  FEBRUARY 18, 2005 BY ORDER OF THE CIRCUIT COURT OF COOK
COUNTY, ILLINOIS

                                                                      Exhibit B


         IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS
             COUNTY DEPARTMENT -- CHANCERY DIVISION

IN RE NICOR INC. SHAREHOLDER     )        No. 02 CH 15499
DERIVATIVE LITIGATION            )
                                 )        Judge Sophia H. Hall


                           PRELIMINARY APPROVAL ORDER

      WHEREAS, the Settling Parties have entered into a Stipulation and Agreement of Settlement, dated as of February 16, 2005 (the "Stipulation")1 relating to the above referenced litigation (the "Action"), which is subject to review under 805 ILCS 5/7.80(c) and which, together with the exhibits thereto, sets forth the terms and conditions for the proposed settlement of the Action and the dismissal of the Action with prejudice; and the Court having read and considered the Stipulation and the accompanying documents; and the parties to the Stipulation having consented to entry of this Order;
      NOW, THEREFORE, IT IS HEREBY ORDERED, this _____ day of February, 2005, that:
1. The terms of the Stipulation, and the Settlement provided therein, are preliminarily approved. A hearing (the "Fairness Hearing"), pursuant to 805 ILCS 5/7.80(c), shall be held before the Court on March 29, 2005, at 2:00 p.m. in the Circuit Court of Cook County, Illinois, Richard J. Daley Center, 50 West Washington Street, Chicago, Illinois 60602 (or such adjourned time or times as the Court may without further notice direct:
           (a) to determine whether the terms of the Stipulation and the proposed Settlement provided for therein are fair, reasonable, adequate, and should be approved by the Court;

_________________________________
1 All capitalized terms used herein have the same meaning defined in the Stipulation.

           (b) to determine whether the Final Judgment as provided under the Stipulation should be entered; and
           (c) to rule upon such other matters as the Court may deem appropriate.
      2. The Court hereby approves, as to form and content, the Notice of Hearing on Proposed Settlement of Shareholder Derivative Action (the "Notice"), annexed as Exhibit B to the Stipulation. No more than seven (7) days after entry of this Order, the Notice shall be provided as stated in paragraph 9 of the Stipulation.
      3. The Court finds that the distribution of the Notice provided for in paragraph 9 of the Stipulation is the best notice practicable under the circumstances and shall constitute due and sufficient notice to all persons entitled thereto.
      4. Any Shareholder may appear at the Fairness Hearing and show cause why the proposed Settlement of the Action embodied in the Stipulation should not be approved as fair, reasonable, and adequate, or why a judgment should not be entered thereon; provided, however, that no shareholder of Nicor or any other person shall be entitled to contest the approval of the terms and conditions of the proposed Settlement, or, if approved, the judgment to be entered thereon approving the same, unless his, her, or its objection or opposition, including the basis therefor, together with a sworn statement that the person or entity making the objection in opposition is a current Shareholder of Nicor and was a Shareholder at the time the Notice was sent and stating the number of shares currently held, is made in writing, filed with the Court, and mailed by first-class mail postmarked no later than fourteen (14) days prior to the Fairness Hearing to one of the following Plaintiffs' Co-Lead Counsel: Robert D. Allison & Associates, 122 South Michigan Avenue, Suite 1850, Chicago IL 60603, Scott E. Poynter, Emerson Poynter LLP, 2228 Cottondale Ln, Suite 100, Little Rock, AR 72202, or Marc Umeda, Robbins

Umeda & Fink LLP, 610 W. Ash St., Suite 1800, San Diego, CA 92101. Plaintiffs' Co-Lead Counsel shall promptly provide copies of any such objections to counsel for defendants. Any shareholder of Nicor who does not make his, her, or its objection in the manner provided herein shall be deemed to have waived such objection and shall forever be foreclosed from appearing at the Fairness Hearing or making any objection to the fairness or adequacy of the proposed Settlement as incorporated in the Stipulation, unless otherwise ordered by the Court.
      5. All papers in support of the Settlement shall be filed at least seven
(7) days prior to the Fairness Hearing.
      6. The Court reserves the right to continue or adjourn the date of the Fairness Hearing and the continuance or adjournment thereof without further notice to the shareholders of Nicor and retains jurisdiction to consider all further applications arising out of or connected with the proposed Settlement.
      7. Pending final determination as to whether the Settlement contained in the Stipulation should be approved, neither the Plaintiffs, nor any shareholder of Nicor, nor Nicor, either directly, representatively, or in any other capacity shall commence or prosecute any action or proceeding in any court or tribunal asserting any of the Released Claims against any of the Released Parties.

                               IT IS SO ORDERED:


                               _______________________________
                               Sophia H. Hall
                               Judge of the Circuit Court of Cook County

                               Dated: __________________, 2005

                                                                      Exhibit C


           IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS
               COUNTY DEPARTMENT -- CHANCERY DIVISION


IN RE NICOR INC. SHAREHOLDER    )       No. 02 CH 15499
DERIVATIVE LITIGATION           )       Judge Sophia H. Hall
                                )


               FINAL JUDGMENT AND ORDER OF DISMISSAL

      On the 29th day of March, 2005, a hearing was held by this Court to determine: (1) whether the terms and conditions of the Stipulation and Agreement of Settlement, dated as of February 16, 2005 (the "Stipulation"), which is subject to review under 805 ILCS 5/7.80(c), are fair, reasonable, and adequate;
(2) whether judgment should be entered dismissing the Complaint filed in this Action with prejudice; and (3) whether a release of the Released Claims, as set forth in the Stipulation, should be provided to the Released Parties. The Court having considered all matters submitted to it at the hearing and otherwise; notice of the proposed settlement and the hearing having been given to the shareholders of Nicor in the form approved by the Court; and the Court having considered and determined that the proposed Settlement as set forth in the Stipulation is fair, reasonable, and adequate;

      NOW, THEREFORE, IT IS HEREBY ORDERED, this _____ day of ___________, 2005 that:

      1. The Stipulation, including the definitions contained therein, is incorporated by reference in this Final Judgment and Order of Dismissal.

      2. This Court has jurisdiction over the subject matter of this Action.

      3. The notice given to the shareholders of Nicor as set forth in the Stipulation was the best notice practicable under the circumstances, and such notice provided due and adequate notice of those proceedings and of the matters set forth therein, including the proposed Settlement set forth in the Stipulation, in accordance with Illinois law and the requirements of due process.

      4. This Court hereby approves the Settlement set forth in the Stipulation and finds that the Settlement is, in all respects, fair, reasonable, and adequate with respect to Nicor and its shareholders.

      5. The Court hereby awards Plaintiffs' Counsel attorneys' fees and expenses in the amount of $3,500,000. Payment of these fees and expenses shall be made as provided in the Stipulation. If there are any disputes over the distribution or allocation of attorneys' fees and/or expenses between or among Plaintiffs' Counsel, those disputes shall be mediated, but if not resolved, decided by the Court.

      6. The Court hereby dismisses the Action with prejudice and without costs, except as provided in the Stipulation.

      7. Upon the Settlement Effective Date, Plaintiffs, each shareholder of Nicor, and Nicor shall be deemed to have, and by operation of the Final Judgment and Order of Dismissal shall have, fully, finally, and forever released, relinquished, and discharged each and every one of the Released Parties from the Released Claims as defined by the Stipulation and from all claims arising out of the settlement or resolution of the Action.

      8. Plaintiffs, Nicor, and all shareholders of Nicor, and all persons acting in concert or participation with them, either directly, indirectly, representatively, or in any other capacity, are hereby forever restrained and enjoined from prosecuting, pursuing, or litigating any of the Released Claims against any of the Released Parties in this or any other forum.

      9. Upon the Settlement Effective Date, each of the Settling Parties shall be deemed to have, and by operation of the Final Judgment and Order of Dismissal shall have, fully, finally, and forever released, relinquished, and discharged each other, each Shareholder, Plaintiffs, and Plaintiffs' Counsel from all claims relating to, arising out of, or connected with the institution, prosecution, assertion, settlement or resolution of the Action and/or the Released Claims.

      10. Without affecting the finality of this Final Judgment and Order of Dismissal in any way, this Court hereby retains continuing jurisdiction over:
(a) the implementation of the Settlement; and (b) the Settling Parties for the purpose of construing, enforcing, and administering the Stipulation and the Settlement.

                               IT IS SO ORDERED:



                               _____________________________
                               Sophia H. Hall
                               Judge of the Circuit Court of Cook County

                               Dated: ______________, 2005


                                        3